EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Ebyline, Inc.                    Delaware Corporation                 100% owned

ZenContent, Inc.                    California Corporation                 100% owned

IZEA Canada, Inc.                Ontario, Canada Corporation             100% owned